Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the common stock of Groupon, Inc. shall be filed on behalf of the undersigned.

SHAY CAPITAL LLC
By: Shay Capital Holdings LLC, its Manager

By:	/s/ Elan Foxman
Name: Elan Foxman
Title: Chief Financial Officer

SHAY CAPITAL HOLDINGS LLC

By:	/s/ Elan Foxman
Name: Elan Foxman
Title: Chief Financial Officer

Dated: August 3, 2023